Execution

SPECIAL CUSTODY ACCOUNT AGREEMENT

AGREEMENT dated August 18, 2014, among The Cushing Royalty & Income Fund] (the “Customer”), a statutory trust organized under the laws of the State of Delaware, U.S. Bank, N.A. (the “Custodian”), a national banking association organized and existing under the laws of the United States of America, and CREDIT SUISSE SECURITIES (USA) LLC, a Delaware limited liability company registered as a broker and dealer in securities pursuant to the Securities Exchange Act of 1934 (“CSSU”).

WHEREAS, Customer is an investment company registered under the Investment Company Act of 1940, and desires to establish a securities trading account with CSSU in order to effect purchases and sales of securities (including “Short Sales,” as hereinafter defined) consistent with its authorized investment objectives and policies, as the same may be amended or modified from time to time; and

WHEREAS, Custodian is a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934 and maintains a custodian account on behalf of Customer (“Custodian Account”) in which it holds, or to which it has credited, securities, cash and other assets owned by Customer, free and clear of any liens or other encumbrances of Custodian or known to Custodian; and

WHEREAS, CSSU is a member of the Securities Investor Protection Corporation and the New York Stock Exchange Inc., as well as various other national securities exchanges, and carries and services accounts for customers, including customers which are investment companies, provides prime brokerage services, executes orders to purchase and sell securities, including Short Sales, and lends or arranges for loans of securities to or on behalf of customers to facilitate Short Sales; and

NOW, THEREFORE, in consideration of the mutual covenants herein, and for other good and valuable consideration, be it agreed as follows:

1.	As used herein, the following terms have the following meanings:

“Adequate Margin” in respect of transactions in securities shall mean such Eligible Collateral (as hereinafter defined) as is adequate under applicable laws, rules and regulations (including Regulation T of the Board of Governors of the Federal Reserve System and Rule 431 of the New York Stock Exchange Inc.) and the internal policies of CSSU. For purposes hereunder, eligible collateral shall be valued by CSSU in a commercially reasonable manner.

“Advice from CSSU” or “Advice” shall mean a notice sent by CSSU to Customer and Custodian in writing or transmitted by a facsimile sending device, except that Advice(s) (i) for the deposit of Eligible Collateral as Adequate Margin, whether requesting initial or maintenance margin, or (ii) to the effect that Customer has defaulted pursuant to the terms of Section 9 hereof, may be given orally. In the event of a purchase or sale transaction, including a Short Sale, or a Covering Transaction, the Advice from CSSU shall mean a standard confirmation in use by CSSU and sent or transmitted to Customer. With respect to substitutions or releases of Collateral, Advice from CSSU means a written notice signed by a person authorized by CSSU and sent or transmitted to Custodian. When used herein, the term “Advise” shall refer to the issuance of a communication constituting an Advice from CSSU. An authorized person of CSSU will certify to Custodian the names and signatures of those persons authorized to issue Advices from CSSU with respect to substitution or releases of Collateral, which certification may be amended from time to time. The list of authorized persons of CSSU is attached hereto as Exhibit A.

“Collateral” means (i) the Special Custody Account, (ii) any cash, securities or other property (including Eligible Collateral) held in or credited to the Special Custody Account and any security entitlement in respect thereof, (iii) any cash, securities or other property (including Eligible Collateral) which Customer has Instructed Custodian to transfer to the Special Custody Account (other than any such cash, securities or other property that has subsequently been transferred to Customer’s Custodian Account pursuant to an Advice of CSSU) and (iv) all proceeds of any of the foregoing.

“Covering Transaction” is a transaction in which identical securities, i.e., securities of the same issuer, issue, class and number of shares, as were previously sold short by Customer are purchased for Customer’s account by CSSU, or in which Customer delivers to CSSU securities identical to securities that were previously sold short by Customer.

“Customer Insolvency” means that (a) an order, judgment or decree has been entered under the bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law (herein called the “Bankruptcy Law”) of any jurisdiction adjudicating the Customer insolvent; or (b) the Customer has petitioned or applied to any tribunal for, or consented to, the appointment of, or taking possession by, a trustee, receiver, liquidator or similar official, of the Customer, or commenced a voluntary case under the Bankruptcy Law of the United States or any proceedings relating to the Customer under the Bankruptcy Law of any other jurisdiction, whether now or hereinafter in effect; or (c) any such petition or application has been filed, or any such proceedings commenced, against the Customer; or (d) any order for relief has been entered against the Customer under the Bankruptcy Law of the United States or any other jurisdiction.

“Eligible Collateral” shall mean (a) U.S. “margin securities” (as defined in Section 220.2 of Regulation T) and (b) U.S. securities convertible or exchangeable into, or warrants or rights to subscribe to or purchase, securities which have been sold short, within 90 days, without restriction other than the payment of money, which are held by Custodian, as agent for CSSU, in the Special Custody Account, all as may be deemed by CSSU, in its discretion, to be acceptable.

“Instructions from Customer” or “Instructions” means a request, direction or certification in writing signed in the name of Customer and delivered to Custodian or transmitted by a facsimile sending device. Customer will certify to Custodian the names and signatures of those persons authorized to issue Instructions from Customer, which certification may be amended from time to time. Customer has entered into an Investment Management Agreement dated as of July 27, 2011 with Cushing Asset Management, LP (f/k/a Cushing MLP Asset Management, L.P.) (the “Adviser”), an investment adviser registered as such under the Investment Advisers Act of 1940. The persons authorized to sign Instructions from Customer, as certified to CSSU, may include officers or duly authorized employees of Adviser. When used herein, the term “Instruct” shall refer to the issuance of a communication constituting an Instruction from Customer.

“Short Sale” shall mean the sale by Customer of securities which Customer does not own, and which is consummated by the delivery of securities borrowed from or through the facilities of CSSU, in accordance with the provisions of Regulation T, particularly Sections 220.10 and 220.12 thereof.

2.	CSSU, upon receipt from Customer of a duly executed Customer Agreement entered into between Customer and CSSU and annexes thereto (the “Customer Agreement”), attached hereto as Exhibit A, and such other documents as may be required, shall open an account on its books in the name of Customer for purposes of effecting the securities transactions contemplated by this Special Custody Account Agreement (this “Agreement”).

(a)

Custodian shall open a securities account in the name of CSSU on its books entitled “Special Custody Account for CREDIT SUISSE SECURITIES (USA) LLC” for the benefit of The Cushing Royalty & Income Fund (referred to herein as the “Special

Custody Account”), and shall hold Collateral therein for CSSU, as agent and securities intermediary of CSSU pursuant to this Agreement. Collateral held by Custodian in the Special Custody Account shall be released by Custodian only in accordance with this Agreement. Custodian agrees to release Collateral to Customer or to a third party from the pledge hereunder only in accordance with an Advice from CSSU received by Custodian. Customer can substitute or exchange the Collateral in the Special Custody Account only after Customer Instructs Custodian to make the contemplated substitution or exchange and CSSU Advises Custodian that such substitution or exchange is acceptable. Customer hereby grants a continuing security interest to CSSU in the Collateral to secure its obligations to CSSU in connection with this Agreement and the Customer Agreement or any transactions contemplated thereunder and hereby (collectively, the “Secured Obligations”).

(b)	Customer hereby represents to CSSU that it is an investment company registered under the Investment Company Act of 1940.

(c)	Custodian hereby represents to Customer and CSSU that (i) it is a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934 and (ii) it has equity capital in excess of $500,000,000.

(d)	Custodian hereby represents to Customer and CSSU that (i) it is a “securities intermediary” (within the meaning of Section 8-102(a)(14) of the Uniform Commercial Code as in effect in the State of New York (the “UCC”)) and is acting as such in respect of the Special Custody Account and (ii) the Special Custody Account is a “securities account” (within the meaning of Section 8-501(a) of the UCC) as to which CSSU is the “entitlement holder” (within the meaning of Section 8-102(a)(7) of the UCC).

(e)	The parties hereto agree that (i) all cash, securities or other property from time to time held in or credited to the Special Custody Account will be treated as a financial asset under Article 8 of the UCC and (ii) the “securities intermediary’s jurisdiction” (within the meaning of Section 8-110(e) of the UCC) with respect to the Special Custody Account, and any security entitlement in respect of financial assets held therein or credited thereto, is the State of New York.

(f)	Custodian agrees that it will comply with entitlement orders contained in an Advice of CSSU without further consent of Customer. Customer hereby consents to such agreement.

(g)	Custodian acknowledges and agrees that any delivery of Collateral to CSSU does not and will not require the payment of money or value.

(h)	Customer acknowledges and agrees that all Collateral held in the Special Custody Account is subject to and secures all obligations to CSSU arising under the Customer Agreement, including any transactions contemplated thereunder.

(i)	Customer and Custodian each represent that they are not affiliated with one another.

3.	In the event that Customer shall effect a Short Sale, Customer shall give Instructions to Custodian, acting as Customer’s Custodian, to transfer from the Custodian Account to the Special Custody Account (and identify on Custodian’s books and records as pledged to CSSU) such Eligible Collateral as shall be necessary to equal or exceed the amount CSSU shall Advise is necessary to constitute Adequate Margin, or such greater amounts as Customer shall otherwise from time to time Instruct by the date set forth in the Advice from CSSU, provided however that, notwithstanding the preceding sentence, proceeds from Short Sales shall be retained by Customer in a margin account maintained for Customer at CSSU.

4.	Customer shall Instruct Custodian to transfer to and maintain in the Special Custody Account such Eligible Collateral as CSSU shall, from time to time, Advise Customer is necessary to constitute Adequate Margin. Custodian shall not be required to make any determination as to whether Eligible Collateral in the Special Custody Account constitutes Adequate Margin.

5.	(a)

Upon the written request of Customer, CSSU shall Advise Custodian and Customer of any Collateral in the Special Custody Account which may be in excess of Adequate Margin. Such excess shall be transferred, upon Custodian’s receipt of Advice from CSSU, from the Special Custody Account to the Custodian Account and, upon request of Customer, CSSU agrees to so Advise Custodian.

(b)

Until such time that Custodian shall receive an Advice from CSSU in accordance with Section 9 hereof, certifying that all necessary conditions precedent to CSSU’s right to receive the Collateral free of payment have occurred, Custodian shall credit to the Custodian Account any cash dividends (except cash dividends paid or payable in respect of the total or partial liquidation of an issuer) or interest paid with respect to the securities held in the Special Custody Account and received by Custodian. After receipt of such Advice from CSSU, Custodian shall pay such dividends and interest as instructed by CSSU. Custodian will notify Customer of any corporate actions with respect to Collateral and will act on Customer Instructions with respect thereto. However, Custodian will not release any Collateral from the Special Custody Account until it receives an Advice from CSSU.

6.	Customer represents and warrants to CSSU on an ongoing and continuous basis that: (a) securities included at any time in the Special Custody Account shall be either book-entry securities or registered in street name and in good deliverable form in accordance with the requirements of such exchanges or markets as may be the primary market or markets for such securities; (b) Customer has full authority to enter into and perform this Agreement and the transactions contemplated herein and in the Customer Agreement, and no further regulatory approvals are needed to enable Customer to do so; and (c) any securities and other assets credited to the Special Custody Account are free and clear of any liens or encumbrances of Custodian or Customer or known to Custodian or Customer (other than those granted herein or in the Customer Agreement).

7.	Custodian will maintain accounts and records for the Collateral and will hold the Collateral in, and credit the Collateral to, the Special Custody Account as agent and securities intermediary of CSSU separate from any other property of Customer in the custody of Custodian under the Custodian Agreement and separate from any other property in which CSSU or Custodian has an interest, except that securities may be held in Custodian’s account for the exclusive benefit of customers of Custodian at any clearing agency. Custodian represents, acknowledges and agrees that (a) the Collateral will not be subject to any lien, charge, security interest or other right or claim of any kind of the Custodian or any person claiming through the Custodian other than the security interest granted to CSSU herein or in the Customer Agreement, and the Custodian hereby waives and releases all liens, encumbrances, claims and rights of setoff that it may now or hereafter have against any Collateral, including but not limited to any statutory liens, and (b) it will not assert any such lien, encumbrance, claim or right against the Collateral.

8.	Customer hereby agrees for the benefit of Custodian that it shall not instruct Custodian to credit to the Special Custody Account any securities which are not fully paid for or which are otherwise encumbered.

9.	In the event (a) an Event of Default as defined in the Customer Agreement occurs, (b) of Customer’s Insolvency, (c) of a default by Customer of its obligations to provide and maintain Adequate Margin as herein provided, or (d) upon receiving notice that CSSU can no longer protect Customer’s Short Sale, Customer is unable to make timely delivery to CSSU, in accordance with applicable law, rules and regulations and CSSU’s internal policies, of securities identical to the securities sold short, CSSU shall have the right to give notice (which notice may be by facsimile transmission or hand delivery) to Customer specifying such default or failure to perform or inability to protect, and CSSU may, no sooner than10 a.m. New York Time on its next business day, convert Customer’s convertible securities or exercise Customer’s rights or warrants, or buy-in any securities as to which said accounts may be short, sell any or all Collateral and give Advice to Custodian to release any Collateral free of payment to CSSU. Custodian shall release Collateral free of payment solely upon Advice from CSSU stating that, pursuant to this Agreement, all necessary conditions precedent to CSSU’s right to receive such Collateral free of payment have occurred. Custodian will provide prompt telephone notice to Customer of any receipt by Custodian of Advice from CSSU to release Collateral free of payment. Any sales or purchases made pursuant to this paragraph may be made according to CSSU’s judgment and may be made at CSSU’s discretion on the principal exchange or other market for such securities, or in the event such principal market is closed, in a manner commercially reasonable for such securities.

10.	Custodian shall be paid as consideration for all services it is to perform pursuant to this Agreement such compensation as may from time to time be agreed upon in writing between Customer and Custodian. All such compensation shall be paid by Customer.

11.

In respect to any losses or liabilities, Custodian shall be protected in acting pursuant to any Instructions, Advices or notices from Customer or CSSU reasonably appearing to be genuine and authorized, and Custodian shall have no duty of further inquiry with respect thereto. Custodian’s duties and responsibilities are solely as set forth in this Agreement. Custodian shall be liable for losses and liabilities for its actions or omissions under this Agreement only when due to its negligence, bad faith or willful misconduct. In matters concerning or relating to this Agreement, Custodian shall not be responsible for compliance with any statute or regulation regarding the establishment or maintenance of margin credit, including but not limited to Regulation T of the Board of Governors of the Federal Reserve System, or with any rules or regulations of the exchanges or markets for the securities purchased or sold by Customer. Custodian shall not be liable to any party for any acts or omissions of other parties to this Agreement. Custodian shall have no liability whatsoever for any special, punitive, indirect or consequential damages.

12.	Customer agrees to indemnify and hold harmless CSSU from all claims and liabilities, damages, losses, expenses (including but not limited to attorneys and accountants fees and expenses) and deficiencies (“Losses”) incurred by or arising to CSSU in connection with the performance of this Agreement, the Customer Agreement and the transactions contemplated hereby and thereby, except such as may be attributable to CSSU’s own negligence, bad faith or willful misconduct or reckless disregard of its duties hereunder. CSSU shall have no liability whatsoever for any special, indirect, punitive or consequential damages. This indemnity shall be a continuing obligation of Customer and its successors and assigns, notwithstanding the termination of this Agreement.

13.	Customer agrees to indemnify Custodian and hold Custodian harmless from and against any and all Losses sustained or incurred by or asserted against Custodian by reason of or as a result of any action or inaction, or arising out of Custodian’s performance hereunder, provided, that Customer shall not indemnify Custodian for those Losses arising out of Custodian’s negligence, bad faith or willful misconduct. This indemnity shall be a continuing obligation of Customer and its successors and assigns, notwithstanding the termination of this Agreement.

14.	Neither Custodian nor CSSU shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God, earthquakes, fires, floods, wars, civil or military disturbances, sabotage, epidemics, riots, interruptions, loss or malfunction of utilities, computer (hardware or software) or communications service, accidents, labor disputes, acts of civil or military authority or governmental actions, it being understood that Custodian or CSSU shall endeavor to resume performance as soon as practicable under the circumstances.

15.	Custodian will confirm in writing to CSSU and Customer all pledges, releases or substitutions of Collateral. Custodian will also advise CSSU upon request, at any time, of the kind and amount of Collateral pledged to CSSU. Additionally, Custodian will make available to CSSU and Customer the following electronic reports:

(i)	daily statement of the Collateral within one Business Day from the close of each business day via SWIFT (i.e. MT 535, MT 950 or such other SWIFT transaction reasonably requested by CSSU),

(ii)	monthly statement of the Collateral within one business day from month end via SWIFT (i.e. MT 535, MT 950 or such other SWIFT transaction reasonably requested by CSSU), and

(iii)	intra-month statement of the Collateral within one business day from any transfer of assets into or out of the Special Custody Account via SWIFT (i.e. MT 535, MT 950 or such other SWIFT transaction reasonably requested by Secured Party).

It is agreed that, notwithstanding any language to the contrary in Custodian’s form of confirmation, Custodian holds the Collateral as agent and securities intermediary of CSSU as pledgee and secured party hereunder, not as escrow agent.

15.	This Agreement shall be subject to the provisions of the Custodian Agreement insofar as this Agreement governs the respective rights and obligations of Customer and Custodian; provided, however, that insofar as the rights of CSSU are concerned, this Agreement shall supersede the Custodian Agreement.

16.	Customer represents and warrants that the Collateral will not be subject to any liens or encumbrances other than those granted herein or in the Customer Agreement.

17.	This Agreement may be terminated (i) by CSSU at any time by written notice signed by CSSU to the Custodian with a copy to the Customer, (ii) by the Customer at any time with the written consent of CSSU, and (iii) by the Custodian upon 30 days’ prior written notice to the other parties. If this Agreement is terminated pursuant to clause (i) or (ii), the Custodian shall transfer all Collateral to the Custodian Account. If the Custodian terminates this Agreement pursuant to clause (iii), the Custodian will transfer all Collateral as directed by CSSU. If this Agreement is terminated pursuant to clause (i), CSSU agrees to provide a written notice of termination to the Custodian within a reasonable time after all Secured Obligations shall have been paid in full and the Customer Agreement has been terminated.

18.	Written communications hereunder shall be, as required or authorized herein, hand delivered, sent via facsimile or mailed first class postage prepaid, except that written notice of termination shall be sent by certified mail, return receipt requested, addressed:

(a) if to Custodian, to:	U.S. Bank, N.A.
1555 N. Rivercenter Dr., MK-WI-S302
Milwaukee, WI 53212

Attn: Tom Fuller
Phone: 414-905-6118
Fax: 866-350-5066

(b) if to Customer, to:	Cushing Fund Trust
c/o Swank Capital, LLC
8117 Preston Road, Suite 440
Dallas, TX 75225
Phone: 214-692-6334
Fax: 214-219-2353

(c) if to CSSU, to:	CREDIT SUISSE SECURITIES (USA) LLC
Eleven Madison Avenue
New York, New York 10010
Attn: Greg Dabal
Telephone (212) 325-6259
Email: greg.dabal@credit-suisse.com

With a copy to:	CREDIT SUISSE SECURITIES (USA) LLC
Eleven Madison Avenue
New York, New York 10010
Attn: Greg Szabo
Phone: (212) 538-1416
Email: greg.szabo@credit-suisse.com

19.	IT IS UNDERSTOOD AND AGREED THAT IN THE EVENT OF THE BANKRUPTCY OR INSOLVENCY OF CSSU, THE COLLATERAL LIKELY WILL BE VIEWED AS PART OF THE ESTATE OF CSSU AND INCLUDED IN THE POOL OF CUSTOMER PROPERTY AVAILABLE TO SATISFY THE CLAIMS OF ALL CUSTOMERS OF CSSU ON A PRO RATA BASIS.

20.	This Agreement will be governed by and construed in accordance with the laws of the State of New York, including, but not limited to, the New York Uniform Commercial Code, and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

21.	No amendment of this Agreement shall be effective unless in writing and signed by an authorized officer of each of the parties hereto.

22.	This Agreement may be executed in one or more counterparts all of which together shall constitute but one and the same instrument.

23.	Unless the parties otherwise agree in writing when any dispute arises, any litigation must be instituted in the United States District Court of the State of New York or the Supreme Court of the State of New York for the County of New York. Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such courts. Each party hereby agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

24.	Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Agreement.

25.	Each party hereto, to the fullest extent permitted by applicable law, irrevocably waives with respect to itself and its revenues and assets (irrespective of their use or intended use) all immunity on the grounds of sovereignty or similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, order for specific performance, or recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any actions or proceedings in such courts, and irrevocably agrees that it will not claim such immunity in any such actions or proceedings.

26.	A party to this Agreement may not assign its rights hereunder or any interest herein without the prior written consent of the other parties to this Agreement; provided, however, that CSSU may assign its rights hereunder or any interest herein to any affiliate and otherwise on thirty days prior written notice to an unaffiliated entity.

27.	If any provision of this Agreement is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation. All other provisions of this Agreement will continue and remain in full force and effect.

CUSTOMER:

THE CUSHING ROYALTY & INCOME FUND

By:	/s/ Jerry V. Swank
Name:	Jerry V. Swank
Title:	CEO

CUSTODIAN:

U.S. BANK, N.A.

By:	/s/ Michael R. McVoy
Name:	Michael R. McVoy
Title:	Senior Vice President

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Emile Blay
Name:	Emile Blay
Title:	Vice President

Exhibit A

To the Special Custody Account Agreement

AUTHORIZED PERSONS FOR CREDIT SUISSE SECURITIES (USA) LLC

Custodian is directed to accept and act upon Advices from CSSU received from Any one of the following persons at Credit Suisse Securities (USA) LLC:

Name	Telephone

CSSU certifies the names and signatures of those employees of CSSU who are Authorized to issue Advices from CSSU (as indicated on the attached Assistant Secretary’s Certificate and Exhibit 1 to such Assistant Secretary’s Certificate).

Exhibit A

To the Special Custody Account Agreement

COPY OF CUSTOMER AGREEMENT

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